Exhibit 10.1

Co-Development and Exclusive Distribution Agreement between ActiveCare, Inc. and Vista Therapeutics, Inc.

Final Agreement
May 11, 2010

Recitation.
Whereas Vista Therapeutics, Inc. (Vista) is commercializing its patented nanowire-based biosensors that will permit almost immediate, multiplexed and label-free biomarker assessment; and whereas ActiveCare, Inc. (ActiveCare) is commercializing simple, continuous patient monitoring systems for in-home use. Vista and ActiveCare are in a perfect position to jointly develop and co-market an at-home patient monitoring system wherein an elderly patient’s biomarkers for certain disease conditions would be routinely assessed and the information automatically sent to an ActiveCare monitoring station for evaluation. This Memorandum of Understanding (MOU) outlines the main terms under which NanoBiosensorTM-based biomarker assessment products would be developed, fabricated, owned, distributed and supported.

Definitions and Abbreviations.
The following terms and abbreviations shall have the following meanings.
‘Biomarker’ shall mean a single protein found in the blood and/or urine of affected patients.
‘Medical Condition’ shall mean a well-defined medical condition, such as cardiac arrhythmia, prostate enlargement, prostate cancer, hepatitis, etc. which has already been diagnosed in each potential customer for Vista’s assays.
‘NW’ shall mean nanowire.
‘NanoBiosensorTM’ shall mean instrument made by Vista for measurement of biomarkers using nanowires.
‘NanoBioCardTM’ or ‘Card’ shall mean Vista’s PCB card containing functionalized nanowires. Electric termini for connecting to Vista’s NanoBiosensorTM instrument and a fluidics channel that allows prepared samples to flow across functionalized nanowires.
’Field’ or ‘Field of Use’ shall mean the particular market segment into which ActiveCare can sell the resultant products from this agreement.  The ‘Field’ shall include up to ten different chronic Medical Conditions of the elderly which can be monitored in private homes or in group homes that cater to the elderly within the US. It shall also include mobile monitoring of the elderly. The ‘Field’ specifically excludes hospitals, emergency rooms, community health-care centers, doctors' offices, CRO centers, academic research centers, rural health-care centers (save those specifically catering to the elderly), border crossings,  military installations or sites of action, pharmaceutical and biotechnology companies, chemical companies, food companies, agricultural companies, governmental labs, institutes and research centers and all countries other than the US and its territories.
‘Notice of Acquisition’ shall mean that Vista will notify ActiveCare of acquisition of a 51% interest in Vista by a third party within 10 business days of such acquisition.
Effective Date shall mean the date the Final Agreement is entered into.

Specific Market.
The intended market(s) for these products include: i) customers of ActiveCare, ii) patients/customers of ActiveCare who would benefit from access to in-home or mobile monitoring for biomarkers which are indicative of the status of that patient relevant to a particular disease state, iii) patients who have previously been diagnosed as having a disease condition appropriate for monitoring,  iv) at least 55 years of age, and v) residents of the US.

Designated Liaisons.
Both parties will designate one business and one technical liaison to interact with the other company on all technical and business matters. The Business and Technical Liaisons may be a single person.

Deliverables.
Near-Term deliverables will include:
i)
At no additional cost, two working NanoBiosensorTM instruments and software (‘Sensors’), both of which will be identical to the versions Vista has most recently offered directly to Vista’s own end-users and customers.  Up to three additional NanoBiosensorTM instruments can be purchased under this Agreement within 1 year from the Effective Date at a price described in Appendix 1.  These instruments must be ordered and 30% deposit paid for same within 1 year of the Effective Date.

ii)
At no additional cost, 60 NanoBioCardsTM (‘Cards’), 20 of which will be for Medical Condition 1, 20 of which will be for Medical Condition 2 and 20 of which will be for Medical Condition 3.  Up to 20 additional Cards of each type can be purchased from Vista for the first year after the Effective Date at a price described in Appendix 1.  Other than the capture molecules used, or combinations thereof, the Cards will be of the same design as Vista provides to other direct Vista customers.

iii)	At no additional cost, 60 Sample Prep Kits (‘Kits’) will be provided to ActiveCare. These Kits will be of the same design as Vista provides to other direct Vista customers.
iv)	Vista will teach ActiveCare's designated technical liaison how to use the above deliverables.
The deliverables to be provided by Vista to ActiveCare described above are intended for ActiveCare's internal use and for demonstrations to potential ActiveCare investors and customers. They are not guaranteed to be suitable for any particular use.  ActiveCare will not provide Vista’s Sensors, software, Cards or Kits described above and provided by Vista as part of this Agreement to any third party without Vista’s prior express written authorization.   ActiveCare will not conduct research intended for publication, nor will it publish any results obtained with the Deliverables without Vista’s prior  authorization.

Conditions and Biomarkers.
Prior to commencement of work, Vista will propose Medical Conditions that frequently occur in elderly individuals, the health and longevity of whom might be enhanced if biomarkers for such conditions could be frequently evaluated.   The first condition shall be prostate enlargement and possible prostate cancer.  The biomarker for which is serum levels of prostate serum antigen (PSA). The capture molecule shall be anti-PSA monoclonal antibodies (mAB’s).  Within 30 days of signing, Vista will have proposed several alternative Medical Conditions and biomarkers, and the Parties will have chosen two specific target Medical Conditions (with up to three biomarkers for each Condition) for subsequent NW-based assay development.   Vista’s assays developed for this agreement shall only be used to monitor the status of Medical Conditions that have already been diagnosed in ActiveCare's customers by other means.  Vista’s assays shall not be used for diagnostic purposes.

Process Outline.
Once two primary and two alternative Medical Conditions and suitable biomarkers have been identified (besides PSA), Vista will purchase commercially available mAB’s and purified target biomarkers.  To the extent that isoelectric points (IEPs) are known or can be calculated from protein sequences, if known, Vista will attempt to identify biomarkers and conditions for binding that are compatible for groups of biomarkers (e.g., two markers with similar IEP’s are more likely to be compatible in a single assay than two with IEP’s that differ significantly).  Next, Vista will covalently attach Condition-specific mAB’s to NW’s and determine if they retain their antigen binding ability when attached.  We will use purified target Biomarker proteins to determine optimum pH for binding.  We will next quantify concentration Vs. signal using purified target Biomarker proteins.   If results indicate suitable sensitivity, we will next test specificity by repeating the above experiments with donkey serum proteins added in at physiological concentrations.  If  the signal remains suitable, we will next use human serum proteins isolated by Vista’s blood sample preparation kits and spike in purified target proteins and test for signal as a function of spiked in protein concentrations.  Blood samples will be derived from subjects likely to have low or zero levels of target proteins (e.g. use blood derived from young female subjects for spike-in studies with purified PSA).    As final verification of the assay’s utility, ActiveCare will procure blood samples from a statistically significant number of male volunteers whose PSA levels have been previously determined by existing approved assays.  Vista will assess PSA levels from these volunteers on a blinded basis.  After sending results of the blinded samples to ActiveCare, the sample identity and PSA levels, as determined by existing assays will be revealed and compared with Vista’s results.  Vista and ActiveCare will have agreed in advance to the nature and number of samples to be used as well as the statistical methods to be employed.  The Parties will also agree in advance of the study to the results that comprise success or failure (e.g. 85 % correct grouping using four categories such as 0-5, 6-10, 11-20 and 21-above ng/ml, or 90% correct ranking from lowest to highest PSA concentration).   To the extent possible, the same samples will be used to repeat this validation within ActiveCare’s own facilities under the guidance of Vista’s technical liaison.  Once repeated, this step plus delivery of Deliverables will constitute final and satisfactory performance for this Medical Condition and will count as an achieved Milestone.  Vista will have discretion as to when a NW-based assay for a targeted Medical Condition cannot be successfully developed and a suitable alternative Medical Condition targeted.

Payment, Milestones and Timing.
Upon the execution of a formal agreement between the parties, ActiveCare or its principals will invest $50,000 into Vista by the purchase of Series B Preferred Convertible stock.  Should ActiveCare determine that it would like to acquire a sub-license to Vista’s NW technology, it will notify Vista in writing of such desire.  Up to a time 30 days after ActiveCare has received the first Deliverable from Vista, Vista will use best efforts to afford ActiveCare a Sub-Licence under the payment schedule described in Appendix II of this Agreement.   In addition, commencing on July 1, 2010 ActiveCare will pay Vista $15,000 per month for 15 months.  For each assay, successfully completed in a double blind study with Deliverables for each Medical Condition, ActiveCare will pay Vista $50,000, for up to three assays.  Vista will deliver an assay system, support data and Deliverables for PSA to Active Care within 9 months of execution.  It will deliver assay systems, support data and Deliverables for two other Medical Conditions on or before months 12 and 15 respectively.

Exclusive Sub-License.
.    If and when a  Sublicense is  granted to ActiveCare,   under such Sub-license agreement, as long as the minimum fees as described in Appendix II are paid,  ActiveCare will have an Exclusive Sub-License to sell, market and distribute Products made by Vista or its successors in business within ActiveCare’s Field as described above.  If Vista or its successors in business cannot produce the Products required by this Agreement, ActiveCare will have the option to have others provide such Products to ActiveCare.   At its sole discretion, and so long as a determination is made at the time of execution of this Agreement, ActiveCare may elect to work under  an exclusive sales, marketing and distribution agreement which would allow ActiveCare  to sell Vista’s Products and NanoBioCards to its customers within its Field..  This agreement does not allow ActiveCare or it successors-in-business to sub-license any part of this license to a third party.

Supply Agreement.
ActiveCare agrees to have Vista as its sole supplier of NanoBioSensors, NanoCards and Sample Prep kits as long as Vista's price for such items are competitively priced. Vista will fabricate Products and supply them to ActiveCare on a preferential cost basis. Products will be transferred to ActiveCare at the volume-related price listed in Appendix 1 (plus S&H).     For orders exceeding $10,000, 50% of the total order shall be paid when the order is submitted and the balance shall be due upon receipt of the order.  As Vista anticipates using just-in-time manufacturing techniques, ActiveCare will allow 40 days for receipt of orders from the time orders are placed and deposits received.

Late Payments.
Any payments due from ActiveCare that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (a) the 6 month LIBOR rate on the date such payment is due, plus an additional four percent (4%) calculated on the number of days such payment is delinquent.

Transfer and Survivability.
Either Party may transfer it rights and obligations under this agreement to its successors and heirs in business.

Records.
ActiveCare shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable to Vista under this Agreement.  Such books and records shall be kept at the principal place of business of ActiveCare and will be open for inspection by a designee of Vista reasonably acceptable to ActiveCare, for the purpose of verifying payments hereunder.  Inspections may be made no more than once each calendar year at reasonable times and on reasonable notice.

Use of Names.
Products sold to ActiveCare by Vista shall include Vista’s name and logo on any product sold by ActiveCare that contains any Vista Product.  The size of Vista’s name and logo will be no smaller than 30% the size of ActiveCare’s name and logo. In addition, product inserts will also incorporate Vista’s name, logo and contact information.  Any product insert containing ActiveCare’s logo shall also feature Vista’s logo on the same page(s) containing ActiveCare’s logo.  Vista shall ship Products to ActiveCare with in Vista’s standard packaging.  Vista will use reasonable efforts to utilize alternative packaging provided by ActiveCare so long as: a) packaging is of the same materials and size as Vista’s standard packaging, and b) ActiveCare provides such packaging to Vista at no additional cost to Vista.  The exterior of Vista’s NanoBiosensor (instrument) incorporates Vista’s logo as part of the manufacturing process.  Vista will use reasonable efforts to alter the exterior of its NanoBiosensor instruments so long as ActiveCare agrees to pay all costs associated with alteration of the exterior of the instrument. Vista must approve in advance any alternative packaging or instrument exterior proposed by ActiveCare; such approval will not be unreasonably withheld. Except as set forth above, ActiveCare shall not use the name or trademarks of Vista without Vista’s prior written approval.  Any press release or other public announcement with respect to this Agreement shall be subject to the mutual agreement of the Parties, which agreement shall not be unreasonably withheld.

No Warranty about Freedom-to-Operate for mAB’s.
Vista will use reasonable efforts to identify commercially available mAB’s that can be used without patent infringement if directed to do so in advance by ActiveCare.  This may have the effect of decreasing the probability of project success.  If a NW-based assay can be developed with a commercially available, but protected mAB, Vista and/or ActiveCare may want to attempt to obtain rights to resell such mAB’s.  Alternatively, it is likely that new mAB’s can be successfully developed that will also work. (the going rate for commercial production of new mAB’s is about $10,000).  In any event, this project does not include or imply freedom to operate using otherwise successful mAB’s.  The cost of licensing existing mAB’s (if necessary) or developing and validating novel mAB’s would be an additional charge and is not part of this agreement.
Advisory Roles:
Spencer Farr will serve as an advisor to ActiveCare in order to help identify new products and services that ActiveCare may wish to provide to its client base.  Reasonable per diem and travel fees will be provided.

Term.
Unless terminated earlier pursuant to this Section 9, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of (a) the expiration, revocation or invalidation of the last patent within Patent Rights, and (b) the abandonment of the last patent application within the Patent Rights.

Termination.
Either Party may terminate this Agreement upon written notice in the event of the other Party’s material breach of this Agreement, which remains uncured forty-five (45) days after written notice to such other Party specifying such breach.

Governing Law and Venue.
This Agreement shall be governed by and construed in accordance with the law of the State of New Mexico, the United States of America, without regard to conflict of laws provisions.  The Parties agree to bring any action, suits or proceedings relating to this Agreement or the performance or breach hereof in state and federal courts located in Santa Fe, New Mexico.

Notice.
Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other Party as first set forth above to the attention of the President of such other Party, or to such other address and addressee as a Party may designate by written notice in accordance with this Section 10.3, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions described in (b) above.  Notice so given shall be deemed effective when received, or if not received by reason of fault of addressee, when delivered.

Amendments and Waivers.
Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived, only in writing and signed by the Party to be bound thereby.  The waiver by either Party of a breach of or a default under any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement nor shall any delay or omission on the Party of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy by such Party.

Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

Vista Therapeutics, Inc.	ActiveCare, Inc.

By Spencer Farr	By James Dalton

Its CEO	Its CEO

APPENDIX I

TRANSFER PRICE OF PRODUCTS TO ACTIVECARE

Notes:	i) Above transfer prices are for un-regulated, non-GMP Products under a Sub-License option.
ii) If ActiveCare chooses to work under a Sales and Distribution option, an 8% royalty will be added.
iii) Does not include any taxes Vista may be required to pay in selling Products to ActiveCare.

APPENDIX II

ANNUAL MINIMUM SUB-LICENSE FEES

1.0           Sub-License Fee.  If and when ActiveCare exercises its rights to an exclusive Sub-license from Vista, then ActiveCare shall pay Vista a license fee of One Hundred Twenty-five Thousand Dollars (US$125,000), payable as follows:

(a)           Twenty Five Thousand Dollars (US $25,000) upon execution of this exclusive Sub-license;

(b)           Fifty Thousand dollars (US $50,000) within 30 days of execution of its option to an exclusive Sub-license; and

(c)           Fifty Thousand dollars (US $50,000) within 120 days of execution of its option to an exclusive Sub-license.

2.0                 Maintenance Fees / Minimum Royalties.  If ActiveCare exercises its right to a Sub-license as described herein as further consideration of the right and Sub-licenses granted, ActiveCare shall pay Vista the following annual amounts.

(a)           Seventy-five Thousand dollars (US $75,000) end of year 1;

(b)           One Hundred Thousand dollars (US $100,000) end of year 2;

(c)           One Hundred Fifty Thousand Dollars (US $150,000) end of each year thereafter so long as the patents and agreement are in effect.

Fifty percent of payments made to Vista for the transfer of Products to ActivCare for a year shall be creditable against the amounts owed for Sub-License fees for that year.